UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2019

BioCardia, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21419	23-2753988
(Commission File No.)	(IRS Employer Identification No.)

125 Shoreway Road, Suite B

San Carlos, California 94070

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-0120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BCDA	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Purchase Agreement

On July 5, 2019, BioCardia, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with certain officers and directors and a principal stockholder of the Company (the “Purchasers”), to issue and sell convertible promissory notes (the “Notes”) in the aggregate principal amount of $625,000. The offers and sales of the Notes were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Such offers and sales were made solely to qualified investors and was made without any form of general solicitation and with full access to any information requested by the investor regarding the Company or the securities offered. The proceeds will be used for general corporate purposes.

The Purchase Agreement includes customary representations, warranties and covenants by the Company, including negative covenants with respect the incurrence of indebtedness, the incurrence of liens and the disposition of assets, and customary closing conditions.

The foregoing does not purport to be a complete description of the Purchase Agreement and is qualified in its entirety by reference to the full text of such document, which is attached as Exhibits 10.1 to this Form 8-K and incorporated by reference herein.

Notes

On July 5, 2019, the Company issued $625,000 aggregate principal amount of Notes. The Notes will bear interest at 14% per annum, payable at maturity. The Notes mature on January 5, 2020, unless earlier repurchased by the Company or converted pursuant to their terms.

The Notes will be automatically converted into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and/or securities exercisable or convertible into Common Stock, as applicable, upon the closing of an offering of the Common Stock and/or securities exercisable or convertible into Common Stock in connection with the listing of shares of such common stock on a national securities exchange (a “Qualified Financing”) at a conversion price equal to 50% of the price to the public in such Qualified Financing. The Notes are also convertible at any time at the option of the holder into shares of the Common Stock at $8.00 per share, subject to adjustment upon stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

If the Notes have not been converted into Common Stock and/or securities exercisable or convertible into Common Stock pursuant to a Qualified Financing within 45 calendar days after the original issuance date of the Notes, the Company will have the right to prepay the Notes in full in an amount equal to the outstanding principal amount thereof plus all unpaid interest that would otherwise be due at maturity.

The Notes provide for customary “events of default,” including, among others, upon: (i) non-payment of amounts due thereunder; (ii) non-compliance with covenants thereunder; (iii) breach of any representation or warranty made thereunder; and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

If such an event of default, other than an event of default described in clause (iv) above with respect to the Company, occurs and is continuing, a Majority in Interest of Holders (as defined in the Notes), by written notice to the Company, may declare all obligations under the Notes outstanding to be immediately due and payable. If an event of default described in clause (iv) above with respect to the Company occurs, all obligations under the Notes outstanding are to be immediately due and payable.

The Notes are senior unsecured obligations of the Company and will rank equal in right of payment to any of the Company’s unsecured, unsubordinated indebtedness.

The foregoing does not purport to be a complete description of the Form of Convertible Promissory Note and is qualified in its entirety by reference to the full text of such document, which is attached as Exhibit 4.1 to this Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
4.1	Form of Convertible Promissory Note
10.1	Note Purchase Agreement dated July 5, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCARDIA, INC.

By:	/s/ David McClung
David McClung,
Chief Financial Officer

Date:    July 5, 2019